SEPARATION BENEFIT AGREEMENT AND GENERAL RELEASE

THIS SEPARATION BENEFIT AGREEMENT AND GENERAL RELEASE (hereinafter “Agreement” and/or “Release”) is entered into this 14th day of June, 2005, by and between CONNIE C. MUSCARELLA (hereinafter “Ms. Muscarella”), and THOMAS & BETTS CORPORATION, (hereinafter “T&B”).

WITNESSETH:

WHEREAS, pursuant to the voluntarily resignation of Ms. Muscarella, the Parties have elected to terminate the employment relationship and;

WHEREAS, the parties desire to fully and finally settle any and all matters between them, arising out of or in any way connected with Ms. Muscarella’s employment or separation from employment with T&B;

WHEREFORE, in consideration of the mutual promises contained herein, the parties do agree as follows:

1. Ms. Muscarella acknowledges that her last day of employment with T&B will be June 30, 2005, but that from the date of execution of this Agreement and Release through her last day of employment, she will be required only to provide consulting services and to assist with the transfer of her responsibilities.

2. Ms. Muscarella agrees to recognize that as of the date of her termination from employment, her employment relationship with T&B has been permanently and irrevocably severed and that T&B has no obligation, contractual or otherwise, to reemploy or rehire her in the future. Ms. Muscarella further agrees to recognize that this Agreement and Release supercedes any other agreement or contract in existence, whether oral or written, between Ms. Muscarella and T&B with the exception of any agreement specifically referenced herein.

3. T&B agrees to provide additional separation benefits to Ms. Muscarella by paying her a one time, lump sum payment of Two Hundred Forty Seven Thousand Dollars ($247,000.00) (less applicable deductions). This amount is equal to payment of Ms. Muscarella’s regular salary for a period of twelve (12) months. In addition, T&B agrees to pay an additional amount representing payment to Ms. Muscarella of an amount equal to that she may have been eligible for as a target bonus under the Management Incentive Plan in a one time, lump sum payment of Ninety-eight Thousand Eight Hundred Dollars ($98,800.00) (less applicable deductions). T&B agrees to pay to Ms. Muscarella a one time, lump sum payment of Twenty Thousand Dollars ($20,000.00) (less applicable deductions) representing an amount equal to twelve months of her perquisite allowance. T&B agrees to pay Ms. Muscarella a one time, lump sum payment of Thirty Thousand Seven Hundred and Forty-six Dollars ($30,746.00) (less applicable deductions) representing an amount equal to thirty (30) accrued and unused vacation days. These amounts totaling Three Hundred Ninety Six Thousand Five Hundred and Forty-six Dollars ($396,546.00) to be paid by T&B represents additional consideration for Ms. Muscarella’s execution of this Agreement and Release. Ms. Muscarella acknowledges that she is not otherwise entitled to receive these sums.

4. T&B, through its President, Dominic Pileggi, agrees that Ms. Muscarella shall be considered vested and that Ms. Muscarella’s benefits under the Executive Retirement Plan be calculated under Section 2.05(b) of the Plan to include an additional five (5) years of credited service such that she will be credited with a total of twelve (12) years and such additional months of service as she may accrue through June 30, 2005. In accordance with her form of payment instructions dated May 3, 2000, her benefit under the Thomas & Betts Executive Retirement Plan will be paid in one single payment in the amount of $643,227.00 in accordance with the plan documents. A final calculation of this payment is provided (see Attachment A).

5. T&B, through its President, Dominic Pileggi, agrees that all stock options granted to Ms. Muscarella before the effective date of the termination of her employment relationship with T&B, June 30, 2005, be treated as if Ms. Muscarella had elected early retirement. Specifically, Ms. Muscarella’s stock options may be exercised in full at any time within six (6) years of the date of the termination of her employment relationship with T&B. However, in no event can any stock options be exercised after their original respective expiration dates as set forth in the applicable grant agreements.

6. T&B, through its President, Dominic Pileggi, agrees that the awards of restricted stock granted to Ms. Muscarella by T&B prior to the termination of her employment on June 30, 2005, be released to her as of the time the restrictions would otherwise lapse. It is agreed that the awards of restricted stock will only be released in accordance with the original vesting schedule if there have been no violations or material breaches of this Agreement and Release by Ms. Muscarella.

7. Benefits under the Executive Life Insurance Plan shall be provided in accordance with the plan document.

8. Outplacement services will be made available to Ms. Muscarella for such time and at a level of service that will not exceed $10,000. Fees for this service shall be approved by Ms. Muscarella and sent to T&B for payment marked to the attention of the General Counsel.

9. T&B agrees to provide the following benefits to Ms. Muscarella following her termination date:

Comprehensive medical and dental coverage, for her and her current covered dependents, for a period of two years commencing on the day following her termination date subject to the provisions of Paragraph 11 herein. The plan benefits and their costs will be based upon then-current plan offerings made available to active employees of Thomas & Betts. Such plans may be changed from time to time and such changes in plan design, and/or participant contributions levels, will be applied in the same manner they are applied to other active employee participants.

Following this two-year period of coverage, Ms. Muscarella will have the option to continue medical and dental benefits as available through the Consolidated Omnibus Benefits Reconciliation Act (COBRA).

10. T&B agrees that Ms. Muscarella may retain her Blackberry phone and submit an expense voucher for its cost, and the cost of service through June 30, 2005, which will be paid by T&B.

11. Ms. Muscarella agrees to notify T&B upon acceptance of any offer of employment. In such event, the following will apply:

a.	Comprehensive coverage for medical and dental benefits will cease upon participation in such plans offered by the new employer, if available.

b.	Ms. Muscarella will secure from the new employer an agreement to make her available at reasonable times in order to fulfill her obligations under Paragraph 19 of this Agreement.

12. T&B agrees to indemnify Ms. Muscarella, and to make her whole, for any loss suffered by her in connection with any claims based on errors, events and omissions occurring during the period Ms. Muscarella was employed with T&B that are alleged against her and which arise out of, or are in any way connected to, her former employment with T&B.

13. Ms. Muscarella reaffirms her agreement with the obligations set forth in the Employment Proprietary Information and Invention Agreement (a copy of which is attached hereto as Attachment “B”), the terms of which hereby are incorporated by reference into this Agreement and Release.

14. Ms. Muscarella agrees not to solicit for employment or hire any employee of T&B or its affiliates for a period of two (2) years following the completion of her active employment with T&B, or before June 30, 2008.

15. Ms. Muscarella agrees to release and forever discharge T&B, its officers, directors, employees, agents, affiliates, successors and assigns from any and all claims or demands for damages, compensation, and any other claim or demand, whatsoever, in law or equity, arising out of or in any way connected with her employment with or termination from employment with T&B including, but not limited to, any and all rights or claims for race, sex, age, national origin, religion, handicap or disability discrimination or any other claim or right under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Fair Labor Standards Act, the National Labor Relations Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, or any other federal, state or local statute or law.

16. Ms. Muscarella specifically represents that she has read and understands this Agreement and Release, and has been offered a minimum of twenty-one (21) days to consider the Agreement and Release before she has to execute it and understands fully the final and binding effect of this Agreement and Release. Ms. Muscarella further agrees that the only promises made to her to sign this Agreement and Release are those stated in the Agreement and Release and that she has signed this Agreement and Release voluntarily with the full intent of releasing T&B and all others identified in the foregoing paragraph from any and all claims relating to or arising out of her employment with T&B, and that she was advised of her right to consult an attorney, hired by her, to review the Agreement and Release and provide advice about it if she so desires. Additionally, in accordance with federal law, this Agreement and Release may be revoked by Ms. Muscarella at any time within seven (7) days after the date the Agreement and Release is signed by Ms. Muscarella and this Agreement and Release shall not be effective until the expiration of such seven day period. Finally, Ms. Muscarella agrees and acknowledges that if she signs this Agreement and Release before the expiration of said twenty-one (21) day period referred to hereinabove, that she has affirmatively waived such twenty-one day minimum period, but will still have the seven (7) calendar days within which to revoke this Agreement and Release. Ms. Muscarella expressly understands that she is knowingly and voluntarily waiving any claim for age discrimination that she may have under the Age Discrimination in Employment Act.

17. Ms. Muscarella agrees that she will keep the terms of this Release confidential and, further, that she will keep the fact of this Agreement and Release confidential. Ms. Muscarella will not discuss this Agreement and Release with any third-parties nor will she discuss with any third-parties any matters, whatsoever, arising out of or relating to T&B’s operations except upon and pursuant to the express written permission of T&B. Ms. Muscarella may, however, discuss this Agreement and Release with her attorneys and/or tax advisor. Any breach by Ms. Muscarella of this provision shall not otherwise waive the enforceability of this Agreement and Release. Notwithstanding the foregoing, this paragraph does not limit Ms. Muscarella’s right to challenge the validity of this Agreement and Release in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

18. Ms. Muscarella agrees not to do or say anything that reasonably may be expected to have the effect of disparaging T&B or diminishing or impairing the goodwill and reputation of T&B and the products and services it provides.

19. If necessary, Ms. Muscarella agrees to make available to T&B advice, assistance, and information, such as truthful sworn statements, deposition testimony, or trial testimony, for the presentation or preparation of T&B’s position in any legal proceeding(s) involving matters or issues of which Ms. Muscarella has or had knowledge or involvement. T&B will reimburse Ms. Muscarella for all out of pocket expenses that may be incurred in carrying out these services.

20. Ms. Muscarella also agrees not to testify as a witness or otherwise participate in any action, suit, or proceeding of any kind against T&B except as may be required by court direction or order, or otherwise provided by law.

21. Nothing contained in this Agreement shall supersede or eliminate any other retirement or other benefit to which Ms. Muscarella is entitled; the benefits provided herein are in addition to any other benefits to which she would otherwise be entitled. To the extent any benefit conferred here may be inconsistent with any practice or policy maintained by the Company, the provisions of this letter shall be controlling.

22. This Release shall not be considered as an admission by T&B of any wrongdoing or of a violation of any law, whatsoever.

23. This Release sets forth the entire Release and agreement between the parties hereto and fully supersedes any and all prior Releases or understandings between the parties hereto. The terms of this Release are contractual and not a mere recital.

24. If any provision of this Release is found to be unenforceable or void, the remaining provisions shall remain in full force and effect. This Release shall be construed in accordance with the laws of the State of Tennessee. If it becomes necessary for either party to bring a civil action to enforce the terms of this Release, then the prevailing party shall be entitled to recover that party’s legal fees and expenses. Notwithstanding the foregoing, neither party is required to pay the prevailing party’s legal fees and expenses should Ms. Muscarella challenge the validity of this Agreement and Release in a legal proceeding under the Older Workers Benefit Protection Act with respect to claims under the Age Discrimination in Employment Act.

25. Ms. Muscarella expressly acknowledges that she has carefully read and fully understands the terms of this Release and voluntarily enters into same with full knowledge of the consequences of her acts and without any duress or coercion and after having been advised of her right to consult with an attorney prior to executing this Release.

THOMAS & BETTS CORPORATION

By: /s/ J. N. Raines

Title: Vice President – General Counsel & Secretary

Date: June 14, 2005

/s/ Connie C. Muscarella

CONNIE C. MUSCARELLA Date:	June 13, 2005